Exhibit 99.1

Hepion Pharmaceuticals In-Licenses ctRNA Biomarker Assay to Facilitate Early Diagnosis and Surveillance of Hepatocellular Carcinoma

Next-generation, non-invasive diagnostic platform has potential applications in solid tumor types beyond liver cancer

Licensing deal reflects Hepion’s strategic shift to advancing clinically proven liquid biopsy tests under new leadership

MORRISTOWN, N.J., March 3, 2026 — Hepion Pharmaceuticals, Inc. (OTCQB:HEPA), a precision diagnostics company, today announced that it has in-licensed from Cirna Diagnostics LLC, a novel biomarker assay that detects mutant circulating tumor RNA (ctRNA) to facilitate early diagnosis of hepatocellular carcinoma (HCC) in high-risk patients (cirrhosis). Most cases of liver cancer (75-90%) are HCC, and HCC is the sixth most common cancer worldwide, with a high mortality-to incidence ratio that makes it the third deadliest cancer globally.

Driven by the leadership of Chief Executive Officer (CEO) Kaouthar Lbiati, MD, the in-licensing agreement advances Hepion’s strategic evolution and complements its recently acquired methylated DNA test for early detection of liver cancer, the mSEPT9 PCR-based assay. Hepion’s new strategic focus is advancing clinically proven liquid biopsy tests to aid in the early diagnosis and surveillance of HCC and potentially other solid tumor types in the near future, and to this end Hepion has also secured rights to potentially extend Cirna’s ctRNA platform for other indications as the technology matures. The ctRNA license for HCC, and extension rights, augment Hepion’s growing pipeline as the company prepares its mSEPT9 PCR-based assay for commercialization. The Company believes both assays will fulfill a major unmet need, as current HCC surveillance methods miss up to 75% of early-stage cancers.

“Our diagnostic tests are designed to catch tumors early in high-risk patients and minimize later-stage diagnoses where prognosis is grim, thereby significantly improving the probability of survival in high-risk patients,” said Dr. Lbiati, Hepion CEO. “Our pathway toward regulatory submission and commercialization of the ctRNA platform will present numerous opportunities for CLIA lab partnerships initially, pharma companion diagnostics collaborations in the midterm, and co-development/co-commercialization agreements through the platform’s lifecycle. We believe these opportunities will enhance the value of our ctRNA asset and the broader portfolio of biomarkers, benefiting both patients and shareholders.”

“As with many cancers, early detection of hepatocellular carcinoma is key to improving patient outcomes, and there is a clear need for non-invasive biomarkers that detect HCC,” commented Louis P. Kassa III, MPA, Chief Executive Officer of the Hepatitis B Foundation, the Pennsylvania Biotechnology Center (PABC), the Baruch S. Blumberg Institute (BSBI) – which created the assay – and Cirna Diagnostics. “We view Hepion Pharmaceuticals, under the leadership of Dr. Kaouthar Lbiati, as the ideal licensing partner to advance our innovative ctRNA liquid biopsy test.”

The ctRNA biomarker assay is a blood-based test that reads the RNA signals shed by tumors into circulation. It detects cancer-specific mutant RNA variants in blood, offering a next-generation approach to liquid biopsy. Unlike DNA-based approaches, ctRNA captures actively expressed tumor signatures, providing earlier detection and improved specificity across both surveillance and early detection use cases. The platform has been validated for HCC across several independent cohorts, with standardized RNA extraction and a repertoire of HCC-specific variants being integrated into a single multiparametric blood test.

The ctRNA platform was co-invented by Timothy Block, PhD, a member of Hepion’s Board of Directors and co-founder of the Hepatitis B Foundation, Baruch S. Blumberg Institute (BSBI), and Pennsylvania Biotechnology Center, and Aejaz Sayeed, PhD, associate professor at the BSBI and chief scientific officer at Cirna Diagnostics.

“Circulating tumor RNA liquid biopsy offers a more abundant signal and detects mutations and splicing variants that are invisible to DNA-based tests,” explained Dr. Sayeed. “Our ctRNA platform also sheds light on the ‘dark’ or regulatory genome and highlights novel noncoding elements associated with cancer. It is a confidence-boosting tool for clinicians seeking diagnostic clarity for their at-risk patients. The platform is also disease-agnostic; it has direct applications in lung, breast, pancreatic, and fusion-driven cancers, and potential utility across the full arc of clinical management, encompassing surveillance, treatment monitoring, prognosis, and therapy selection.”

With its ctRNA and mSEPT9 diagnostic assays, Hepion takes the next steps toward a theranostics-enabling approach that presents a tremendous commercial opportunity. The global liquid biopsy market is currently valued at $10 billion and growing, and in the U.S. alone is projected to reach nearly $9 billion by 2035.

About Hepion Pharmaceuticals, Inc.

Hepion Pharmaceuticals (OTCQB: HEPA) is pioneering early cancer detection solutions with novel advanced liquid biopsy diagnostics. Leveraging deep expertise in liver biology, Hepion acquired complementary platforms for precise diagnosis of early hepatocellular carcinoma (HCC) in people with cirrhosis – a clinically validated methylated DNA (SEPT9) biomarker test for near-term commercialization, and a circulating tumor RNA (ctRNA) biomarker assay with potential application across a variety of solid tumors. With a clear roadmap from Clinical Laboratory Improvement Amendments (CLIA) launch to U.S. Food and Drug Administration (FDA) approval and multiple partnership pathways, Hepion is positioned to transform how solid tumors are detected and monitored in high-risk patients. For more information visit https://hepionpharma.com and follow Hepion on LinkedIn.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2024, and other periodic reports filed with the Securities and Exchange Commission.

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